Exhibit 99.2

Atlantic Power Corporation

Presentation at Annual General and Special Meeting of Shareholders

June 21, 2013

Barry Welch - President and CEO

Good morning.  I’d like to extend my thanks to all of you for joining us today.   Before we begin, let me remind everyone that this presentation may contain forward-looking statements.  These statements are not guarantees of future performance and involve certain risks and uncertainties that are more fully described in our various securities filings.  Actual results may differ materially from such forward-looking statements.  Please see Slide 2 of the presentation for an additional discussion of forward-looking statements and a reconciliation of non-GAAP measures used in this presentation.

[Slide 3]

We continue to execute on our strategy to enhance shareholder value, which has three primary components.

First, in the area of operations, we continue to operate our plants safely and reliably.  We also managed two construction projects this year with challenging schedules - our 300 MW Canadian Hills wind project in Oklahoma and our 53 MW Piedmont biomass project in Georgia.

Second, portfolio management.  We regularly seek to optimize the financial performance of our projects through cost management and commercial decisions, including fuel sourcing and offtake arrangements.  We have also been divesting those assets that no longer fit our business model.

Third, we have a disciplined approach to capital allocation and are focused on deploying cash to the best possible use.  We see these as paying a sustainable dividend that provides a current return to our shareholders, making accretive acquisitions and reducing our leverage opportunistically and over time.  We believe that investments in accretive projects and a reduction in our debt levels should produce long-term shareholder returns.

[Slide 4]

2012 was a record year for Project Adjusted EBITDA and Cash Available for Distribution.  Project Adjusted EBITDA more than doubled while Cash Available for Distribution increased 67%.  Results for both were consistent with the guidance metrics that we had provided.  In addition, our power generation more than doubled.  The significantly higher financial and operating results were driven primarily by the acquisition of Capital Power Income LP in November 2011, which added 18 projects to our portfolio.  We accomplished this while maintaining an excellent safety record and strong levels of availability of our projects.

[Slide 5]

We had a strong first quarter with Project Adjusted EBITDA increasing 21% and Cash Available for Distribution 11% from the first quarter of 2012.  Higher results were driven primarily by contributions from new projects, especially Canadian Hills and Meadow Creek.  Both projects performed well in their first quarter of operation and their financial and operating results were in line with our expectations.  The 96% availability factor was down only slightly from the year-ago period due to planned outages.

When we released first quarter results on May 8, we reaffirmed our full-year 2013 guidance for Project Adjusted EBITDA of $250 to $275 million and Cash Available for Distribution of $85 to $100 million.

[Slide 6]

We have continued to grow our portfolio through renewable acquisitions and construction projects, adding 503 MW of renewable capacity in 2012 and the early part of 2013.

We managed construction of two of these projects — Canadian Hills and Piedmont.  Although Canadian Hills achieved commercial operation in December on time and on budget, Piedmont experienced delays and completed construction in April 2013, several months behind schedule, after delays due to the repair of a steam turbine rotor.  We continue to experience some start-up issues and higher operating costs at Piedmont, but are currently working to address these issues.  We’ve also withheld payment of certain amounts from the EPC contractor until these issues are resolved.  We expect that 2013 Project Adjusted EBITDA and project distributions from Piedmont will be below our projected run-rate for 2014.

In addition, we acquired Ridgeline Energy in December 2012, adding 150 MW of operating wind capacity including the 120 MW Meadow Creek wind project, which completed construction in December and is performing well.  The Ridgeline team, which is based in Seattle, adds expertise in renewable development, including identifying, building and operating projects as well as evaluating other renewable acquisition opportunities.

With the addition of these projects and the disposition of non-core assets, which I will discuss on the following slide, we now have total operating capacity of 2,098 net MW.  Our weighted average remaining PPA life has increased 60% from 7.2 years to 11.4 years currently.

[Slide 7]

As part of the ongoing optimization of our portfolio since we completed the acquisition of Capital Power in late 2011, we have identified certain projects as candidates for potential divestiture.  These include projects of which we are not the majority owner or operator, projects for which the operating model has changed (to merchant due to contract expirations, for example), projects that are highly levered or projects that do not make meaningful cash flow contributions.

In April, we closed on the sale of our Florida projects, Auburndale, Lake and Pasco, as well as our Path 15 transmission line in California and realized $173 million of net cash proceeds.

We also announced Purchase and Sale Agreements for our minority interests in Gregory and Delta-Person, which we expect will close in the third quarter of 2013 and result in net cash proceeds of approximately $42 million.

We expect to realize total net asset sale proceeds of approximately $215 million in 2013 once all asset sales are completed.

[Slide 8]

Another component of our portfolio management strategy is managing the commercial arrangements for our projects, including preparing for and dealing with expirations of PPAs as they occur.  As you can see from this chart, we have 274 MW of PPAs expiring through year-end 2017.  This is 13% of our generating capacity and represents approximately $45 million or 20% of our 2012 Project Adjusted EBITDA.

However, in the past two years we have added 576 MW of new long-term PPAs, with terms of between 20 and 25 years, which are expected to contribute approximately $60 million of Project Adjusted EBITDA on a multi-year average annual basis beginning this year.

We have two PPAs expiring in 2013 - our 30 MW Kenilworth project in New Jersey, where we are in negotiations to sign a new 5-year PPA shortly, and our 72 MW Greeley project in Colorado, where we expect to shut the project down at the end of the PPA term in August.  Greeley’s financial contribution is minimal and we expect that the cost to decommission the plant will be offset by its salvage value.

In 2014, we have another two PPAs expiring - a 49 MW PPA at our Selkirk project in New York at the end of August and our 43 MW Tunis project in Ontario at year-end.  The market conditions in the part of New York where Selkirk is located are challenging, as we know because Selkirk already sells part of its capacity and energy into the merchant market.  Together with the other Selkirk co-owners, we’re in the process of updating our market analysis and reviewing alternatives for that asset.  We hope to have more clarity on our options by the end of this year.  In Ontario, the recontracting process remains opaque and the outlook has become more uncertain.  Our Tunis project is not in the first round of PPAs for which recontracting discussions are under way.

After 2014, however, we have a bit of a respite in that the next PPAs to expire are not until year-end 2017 and are also in Ontario.  We hope to see progress in the recontracting process for our Tunis project and then we will have a better idea of the possible outcomes for our Ontario PPAs expiring in 2017 and beyond.

[Slide 9]

Capital allocation is the third component of our strategy.  For the past three years, payment of our common dividend has required 100% or more of our Cash Available for Distribution [100% in 2010, 109% in 2011 and 100% in 2012].

At the beginning of this year, management and the Board together conducted a review of all aspects of our business, including our strategy, operating and commercial environment, financial position and financial projections.  After completing this review we determined and announced in February 2013 that it was in the best interest of the Company and our shareholders to target a more sustainable dividend level consistent with our projected near-term cash flows.  Factors that we considered included:

First, the expiration of PPAs at two of our Florida projects, the inability to recontract the projects on acceptable terms and the subsequent decision to sell both projects along with our Pasco project in Florida.  The loss of cash flows from those projects had a negative impact on our cash flow outlook.

Second, we are facing a tougher recontracting outlook for our Selkirk project in New York and our projects in Ontario, as I have previously discussed.  Accordingly, we chose to adjust our expectations for these projects, at least until the Ontario situation becomes clearer.

Third, we considered the impact of a greater share of our growth investments coming from construction and development projects, which have a lag between the timing of cash investment and cash returns on those investments, as well as the impact of a rising cost of capital on our growth expectations overall.

The decision to reduce the dividend was only made following this thorough evaluation.  We believe that setting the dividend at a level that could be sustained by near-term cash flows (projected based on the factors noted earlier) was in the best interest of the Company and our shareholders.  Although we realize this decision had a significant negative impact on shareholders, I would emphasize that the new dividend rate results in a more sustainable payout ratio that should put us in a better position to achieve our strategic and financial objectives.  We reaffirmed our Payout Ratio guidance of 65% to 75% for 2013 and 75% to 85% for 2014 in our first quarter earnings release on May 8.

We do not expect to be in a position to consider increasing the dividend for the foreseeable future.  Our focus for the near to intermediate term will be to build cash to redeploy to the best possible use, which we expect will include investing in accretive acquisitions and reducing our debt opportunistically and over time.  We believe that such use of our capital should grow the value of the Company over time.

[Slide 10]

Turning to the sources and possible uses of that excess cash, as I mentioned previously, we continue to execute on the sale of non-core assets and realized $173 million in net cash proceeds from asset sales through April.  We expect to realize additional proceeds of approximately $42 million when the sales of our Gregory and Delta-Person projects are completed, for an expected total of approximately $215 million in net cash proceeds from asset sales by the third quarter of 2013.

In April, we syndicated our tax equity interest in Canadian Hills for net cash proceeds of $42 million, which completed the sale of 100% of Canadian Hills tax equity benefits from its participation in the U.S. federal government’s production tax credit (PTC) program.

We received a U.S. federal renewable energy grant for our Meadow Creek project in April and expect to receive one for Piedmont in the third quarter of this year. Proceeds of the Meadow Creek grant were used to repay short-term debt at the project and we expect to do the same with Piedmont.

By the third quarter of this year, we expect to have repaid $172 million of short-term debt, including the $64.1 million outstanding on our senior credit facility that we repaid in April and the $107.5 million of short-term debt at Meadow Creek and Piedmont.

We are on track to have $140 to $150 million of excess cash available for redeployment at mid-2013, which we expect will be used to invest in accretive growth projects and/or to further reduce debt.

[Slide 11]

Next, I’d like to provide a brief update on how we’re thinking about acquisitions and development projects.  We continue to evaluate two types of opportunities — acquisitions of operating projects that are already producing cash flow, and renewable energy construction or advanced development projects that would add to cash flows when placed in service and that we expect are likely to represent a higher proportion of our investments than has been the case in the past.  Although we generally have favored operating projects with long-term PPAs as they have a lower risk profile and are typically near-term accretive, we recognize that in the current highly competitive market for such deals, we are also likely to invest more capital in development opportunities.  We are on average targeting roughly a 50/50 mix between operating assets and earlier-stage projects, although certainly this mix will vary from year to year.  At this time, we are also more likely to try to leverage our existing capital by teaming up with other market participants that have similar views on assets, markets and risk profile but that are looking for a strong operating partner.

We also continue to evaluate our development pipeline, including projects from the Ridgeline acquisition and we have re-prioritized later development stage wind projects that may qualify for the production tax credit (if in construction by year-end 2013) and solar projects that qualify for the investment tax credit.  We recently signed a PPA for a 20 MW solar project in California, though it still has several development milestones and a long lead time to commercial operation.  In addition to advancing our own development projects in the pipeline, we currently have approximately 180 MW of solar project acquisition candidates identified by Ridgeline under consideration as potential acquisitions that we will be evaluating over time.

Our preference with respect to any near-term investment is for projects that can be accretive to our cost of capital fairly quickly as well as help reduce our leverage metrics.  They must also fit our business model, complement the rest of our portfolio and offer attractive risk-adjusted returns.

[Slide 12]

We are committed to reducing our leverage over time.  Some of this will occur on a scheduled basis through amortization of project-level debt.  This is a relatively modest but steady reduction in debt that is accomplished using cash generated at the project level.  Second, we also intend to refinance Partnership-level debt in one of the alternative ways that I’ll discuss shortly.  Third, as I mentioned previously, when we evaluate potential acquisitions or development projects, an important criterion is that they be helpful to our credit metrics, meaning that they should be expected to improve our overall leverage and interest coverage ratios.  In addition, we are actively evaluating other potential initiatives to reduce leverage in a more opportunistic manner, which could involve using at least part of our excess cash.

[Slide 13]

We have two debt instruments that mature in 2014 – $190 million of senior unsecured notes at Curtis Palmer, which is a corporate-guaranteed financing, in July, and $45 million of convertible debentures issued by Atlantic Power in October.

With respect to Curtis Palmer, our plan is to refinance this as a project-level financing or on a 50/50 debt/equity basis at the corporate level, depending on market conditions.  Curtis Palmer is a 60-MW hydro project in upstate NY with a strong PPA that runs through 2027, which would attract strong interest in the project finance market.

We intend to redeem the $45 million debenture by utilizing cash or, depending on market conditions, by accessing the capital markets.  Considering its relatively modest size, we believe that access to the capital markets is reasonably likely.

If we were to use debt to refinance Curtis Palmer and the convertible debenture, our existing leverage would not change, but a project-level financing at Curtis Palmer would amortize over time.

Our senior revolving credit facility is a primary source of liquidity and it matures in November 2015.  It is currently undrawn, although our availability is reduced by letters of credit issued under the facility totaling $82.5 million as of the end of April.

We disclosed in our first quarter 10-Q that, based on our current projections, it appeared likely that we would not be able to meet the interest coverage ratio test in our credit facility beginning in the third quarter of this year.  We also disclosed that although we expected to remain in compliance with the leverage test in our credit facility through at least the end of this year, we could have an issue with the leverage ratio as soon as early 2014.

We are in discussions with our revolver bank group and we believe that we will reach an agreement with our lenders on a waiver or amendments to the credit facility.

[Slide 14]

•                  We have a well-diversified portfolio with stable contracted cash flows with an average remaining PPA life of more than 11 years currently.

•                  Our portfolio consists of environmentally-friendly fuels, with an increasing contribution from wind and soon solar.

•                  We have a proactive approach to managing our physical assets and our operating costs.

•                  We manage commercial, interest rate and foreign currency risk through contractual and other hedging structures.

•                  We are committed to reducing our leverage opportunistically and over time.

•                  We believe that the dividend is sustainable.

•                  We are taking a disciplined approach to capital allocation that we believe should result in strong value creation for shareholders.

That concludes our prepared remarks and I’d like to thank you for your time and attention this morning.